UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2006 (March 1, 2006)

Behringer Harvard Opportunity REIT I, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-120847	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1620
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On March 1, 2006, Behringer Harvard Opportunity REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” and “us”) acquired a two-story office building containing approximately 70,705 rentable square feet located on approximately 6.14 acres of land in Minnetonka, Minnesota (“12600 Whitewater”) through Behringer Harvard Whitewater, LLC, a wholly-owned subsidiary of Behringer Harvard Opportunity OP I, LP, our operating partnership. The total contract purchase price for 12600 Whitewater, exclusive of closing costs and initial escrows, was $9,000,000, which was paid entirely through the use of proceeds of our offering of common stock to the public.

The purchase price for the transaction was determined through negotiations between Metropolitan Life Insurance Company, the 12600 Whitewater seller, and Behringer Harvard Opportunity Advisors I LP, our advisor, and its affiliates. Neither we nor our advisor is affiliated with the 12600 Whitewater seller. In evaluating 12600 Whitewater as a potential acquisition and determining whether the amount of consideration to be paid was appropriate, a variety of factors were considered, including overall valuation of net rental income (defined as revenues from the tenants from rent and expense reimbursements less 12600 Whitewater’s actual operating expenses), expected capital expenditures, costs of physical plant maintenance, location, environmental issues, demographics, quality of tenants, length of leases, price per square foot and occupancy. Our advisor believes that 12600 Whitewater is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained, adequately insured and has been professionally managed.

12600 Whitewater was originally constructed in 1997 for single-tenant use. In 2003, the lobby was renovated and a common area was added for multi-tenant use. 12600 Whitewater is approximately 95% leased to the following tenants: ABC Insurance Management Group, LLC (“ABC Insurance”); Vanco Services, LLC (“Vanco”) and KMG America Corporation (“KMG America”).

ABC Insurance, a multi-line insurance agency, leases 33,270 square feet of 12600 Whitewater for an annual rent of $382,605 under a lease that expires in March 2009 with one five-year renewal option available.

Vanco, a supplier of payment technology solutions, leases 17,015 square feet of 12600 Whitewater for an annual rent of $183,750 under a lease that expires in February 2009 with one four-year renewal option available.

KMG America, a provider of health insurance products, leases 16,931 square feet of 12600 Whitewater under a lease that expires in June 2010 with one five-year renewal option available. KMG America currently only occupies approximately 10,000 square feet of their space and pays an annual rent, based on this square footage, of $105,000. KMG America is expected to occupy the full area of 16,931 square feet starting in April 2008, with an annual rent of $190,474.

HPT Management Services LP (the “Whitewater Property Manager”), our affiliate, has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of 12600 Whitewater. Among other things, the Whitewater Property Manager has the authority to negotiate and enter into leases of 12600 Whitewater on our behalf (in substantial conformance with approved leasing parameters and the operating plan), to incur costs and expenses, to pay property operating costs and expenses from property cash flow or reserves and to require that we provide sufficient funds for the payment of operating expenses. The Whitewater Property Manager has subcontracted certain of its on-site management and leasing services to CB Richard Ellis, Inc.

As compensation for its services, the Whitewater Property Manager or its affiliates is entitled to reimbursement for its out-of-pocket costs and on-site personnel costs and the following compensation:

1.	A property management fee equal to 4.5% of the monthly gross revenues from 12600 Whitewater; and

2.	A monthly asset management fee of one-twelfth of 0.75% of our aggregate asset value.

On March 2, 2006, we issued a press release announcing the acquisition of 12600 Whitewater. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

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Item 9.01    Financial Statements and Exhibits.

  (a) Financial Statements of Business Acquired.

Because it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that the required financial statements will be filed on or before May 17, 2006, by amendment to this Form 8-K, which date is within the period allowed to file such an amendment.

  (b) Pro Forma Financial Information.

        See Paragraph (a) above.

  (c) Shell Company Transactions.

            Not applicable.

  (d) Exhibits.

99.1	Press Release dated March 2, 2006

99.2	Sale, Purchase and Escrow Agreement by and between Metropolitan Life Insurance Company and Harvard Property Trust, LLC and Chicago Title Insurance Company

99.3	Assignment of Sale, Purchase and Escrow Agreement by Harvard Property Trust, LLC and Behringer Harvard Opportunity OP I, LP

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: March 7, 2006	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

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